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                                 EXHIBIT 9(E)


                     FORM OF EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, effective as of __________ __, 1997, between EQ Financial Services, Inc., a Delaware corporation (the "Adviser"), and the 787 Trust, a Delaware business trust (the "Trust"), on behalf of the Putnam International Growth Portfolio (the "Portfolio").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as an open-end diversified management company of the series type, and the Portfolio is one of the series of the Trust; and

         WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser will render investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio; and

         WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Portfolio and its shareholders to maintain the expenses of the Portfolio at a level below the level to which the Portfolio would normally be subject during its start-up period.

         NOW THEREFORE, the parties hereto agree as follows:

         1.       Expense Limitation

         1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Portfolio in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Portfolio's business) ("Portfolio Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

         1.2 Operating Expense Limit. The Operating Expense Limit in any year shall be 0.[xx]% of the average daily net assets of the Portfolio, or such other rate as may be agreed to in writing by the parties.

         1.3 Method of Computation. To determine the Adviser's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for the Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month exceed the Operating Expense Limit, the Adviser shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Operating Expense Limit. If the






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amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Adviser also shall remit to the Portfolio an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

         1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Portfolio with respect to the previous fiscal year shall equal the Excess Amount.

2.       Reimbursement of Fee Waivers and Expense Reimbursements.

         2.1 Reimbursement. If in any year during which total Portfolio assets are greater than $___________ million and in which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section
2.2 below, the Adviser shall be entitled to reimbursement by the Portfolio, in whole or in part as provided below, of the management fees waived or reduced and other payments remitted by the Adviser to the Portfolio pursuant to
Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Portfolio, pursuant to
Section 1 hereof, during any of the previous [two (2)] fiscal years, less any reimbursement previously paid by the Portfolio to the Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2 Board Approval. No reimbursement shall be paid to the Adviser pursuant to this provision in any semi-annual period, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of the Portfolio and its shareholders. The Trust's Board of Trustees shall determine at least semi-annually in advance whether any reimbursement may be paid to the Adviser for such period.

         2.3 Method of Computation. To determine the Portfolio's payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Portfolio Operating Expenses shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month are less than the Operating Expense Limit, the Portfolio shall pay to the Adviser an amount sufficient to increase the annualized Portfolio Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount.

         2.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.


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3.       Termination of Agreement.

         This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (a) are not "interested persons" of the Trust or any other party of this Agreement, as defined in the Act, and (b) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interest Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust on behalf of the Portfolio, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Portfolio.

4.       Miscellaneous.

         4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2 Interpretation. Nothing herein contained shall be deemed to require the Portfolio or the Trust to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolio.

         4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, shall have the same meaning as and be resolved by reference to such agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate or trust seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                              787 TRUST, ON BEHALF OF PUTNAM
                                     INTERNATIONAL GROWTH PORTFOLIO



_________________________________    By:__________________________________
Secretary                            Title:_______________________________





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ATTEST:                                              EQ FINANCIAL SERVICES, INC.





_________________________________    By:__________________________________
Secretary                            Title:_______________________________





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